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                                    Exhibit 3


                   CERTIFICATE OF DESIGNATION OF VOTING POWER,
                            PREFERENCES AND RELATIVE,
                           PARTICIPATING, OPTIONAL AND
                              OTHER SPECIAL RIGHTS
                AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS

                                       OF

              CLASS M REDEEMABLE VOTING CONVERTIBLE PREFERRED STOCK

                                       OF

                           RURAL CELLULAR CORPORATION



                       Pursuant to Section 302A.401 of the
                       Minnesota Business Corporation Act

         Rural Cellular Corporation, a Minnesota corporation (the "Corporation"), certifies that pursuant to the authority contained in Article
3.03 of its Articles of Incorporation, as amended (the "Articles of Incorporation"), and in accordance with the provisions of Sections 302A.401 and 302A.239 of the Minnesota Business Corporation Act, the Board of Directors of the Corporation (the "Board of Directors"), pursuant to minutes of action effective March 23, 2000, duly approved and adopted the following resolution which resolution remains in full force and effect on the date hereof:

         RESOLVED, that pursuant to the authority vested in the Board of Directors by the Articles of Incorporation, the Board of Directors does hereby designate, create, authorize and provide for the issuance of preferred stock having a par value of $.01 per share, which shall be designated as Class M Redeemable Voting Convertible Preferred Stock Preferred Stock, consisting of 110,000 shares, and shall have the voting powers, preferences and relative participating, optional and other special rights, and qualifications, limitations, and restrictions thereon as follows:

                  Section 1.  DIVIDENDS.

                  1A. GENERAL OBLIGATION. When and as declared by the Corporation's Board of Directors and to the extent permitted under the laws of Minnesota, the Corporation shall pay preferential dividends in cash to the holders of the Class M Redeemable Voting Convertible Preferred Stock (the "CLASS M PREFERRED STOCK") as provided in this Section 1. Except as otherwise provided herein, dividends on each share of the Class M Preferred Stock (a "SHARE") shall accrue on a daily basis at the rate of 8% per annum on the sum of the Liquidation Value thereof plus all Accumulated Dividends (as defined in Section
1B) thereon from and including the date of issuance of such Share to and including the first to occur of (i) the date on which the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon) is paid to the holder thereof in connection with the liquidation of the Corporation or the redemption of such Share by the Corporation, (ii) the date on which such Share is converted into shares of Conversion Stock hereunder or (iii) the date on which such Share is otherwise acquired by the Corporation. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The date on which the Corporation initially issues any Share shall be deemed to be its "date of issuance" regardless of the number of times transfer of such Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Share.

                  1B. DIVIDEND REFERENCE DATES. To the extent not paid on March 31, June 30, September 30 and December 31 of each year, beginning June 30, 2000 (the "DIVIDEND REFERENCE DATES"), all dividends which have accrued on each Share outstanding during the three-month period (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date shall be accumulated (and shall be referred to herein as "ACCUMULATED DIVIDENDS") and shall remain Accumulated Dividends with respect to such Share until paid to the holder thereof.

                  1C. DISTRIBUTION OF PARTIAL DIVIDEND PAYMENTS. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Class M Preferred Stock, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued but unpaid dividends on the Shares held by each such holder.
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                  1D. PARTICIPATING DIVIDENDS. In the event that the Corporation declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property) other than dividends payable solely in shares of Common Stock, the Corporation shall also declare and pay to the holders of the Class M Preferred Stock at the same time that it declares and pays such dividends to the holders of the Common Stock, the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Class M Preferred Stock had all of the outstanding Class M Preferred
Stock been converted immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

                  Section 2.  LIQUIDATION.

                  Upon any liquidation, dissolution or winding-up of the Corporation (whether voluntary or involuntary) (a "LIQUIDATION EVENT"), each holder of Class M Preferred Stock shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the greater of (i) the aggregate Liquidation Value of all Shares held by such holder (plus all accrued and unpaid dividends thereon) and (ii) the aggregate amount that would be paid in connection with such Liquidation Event with respect to the Common Stock issuable upon conversion of all Shares held by such holder had all of the outstanding Class M Preferred Stock been converted immediately prior to such Liquidation Event, and the holders of Class M Preferred Stock shall not be entitled to any further payment. If upon any such Liquidation Event the Corporation's assets to be distributed among the holders of the Class M Preferred Stock are (after satisfaction of the aggregate liquidation preference of all Senior Preferred Securities pursuant to the terms of the Senior Preferred Securities Agreements as in effect on the date of the Purchase Agreement) insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 2, then the entire assets available to be distributed to the Corporation's stockholders (after satisfaction of the aggregate liquidation preference of all Senior Preferred Securities pursuant to the terms of the Senior Preferred Securities Agreements as in effect on the date of the Purchase Agreement) shall be distributed pro rata among such holders based upon the aggregate Liquidation Value (plus all accrued and unpaid dividends) of the Class M Preferred Stock held by each such holder. Not less than 60 days prior to the payment date stated therein, the Corporation shall mail written notice of any such Liquidation Event to each record holder of Class M Preferred Stock, setting forth in reasonable detail the amount of proceeds to be paid with respect to each Share and each share of Common Stock in connection with such Liquidation Event. Neither the consolidation or merger of the Corporation into or with any other entity or entities (whether or not the Corporation is the surviving entity), nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation nor any other form of recapitalization or reorganization affecting the Corporation shall be deemed to be a Liquidation Event within the meaning of this Section 2.

                  Section 3.  REDEMPTIONS.

                  3A. SCHEDULED REDEMPTION. On April 3, 2012 (the "SCHEDULED REDEMPTION DATE"), the Corporation shall redeem all Shares of Class M Preferred Stock at a price per Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon) (the "SCHEDULED REDEMPTION").

                  3B. OPTIONAL REDEMPTIONS.

                  (i) At any time and from time to time after April 3, 2005, the Corporation may redeem all or any portion of the Shares of Class M Preferred Stock then outstanding. Upon any such redemption, the Corporation shall pay a price per Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon).

                  (ii) If, at any time and from time to time after April 3, 2003, the closing price for the Corporation's Class A Common Stock on the principal securities market on which it is traded has equaled or exceeded 175% of the Class M Preferred Stock's Conversion Price for the 30 consecutive trading days immediately preceding the notice delivered pursuant to paragraph 3F, then the Corporation may redeem all or any portion of the Shares of Class M Preferred Stock then outstanding. Upon any such redemption, the Corporation shall pay a price per Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon).

                  (iii) If at any time less than $25 million of Class M Preferred Stock remains outstanding (determined based on the then aggregate Liquidation Value thereof plus all accrued and unpaid dividends thereon), then the Corporation may at any time redeem all, but not less than all, of the Shares of Class M Preferred Stock then outstanding. Upon any such redemption, the Corporation shall pay a price per Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon).


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                  3C.      OPTIONAL CLAWBACK REDEMPTION.

                  (i) During the 90-day period commencing on April 3, 2000, the Corporation may at any time and from time to time redeem all or any portion of up to an aggregate of $25 million of the Shares of Class M Preferred Stock then outstanding (determined based on the Liquidation Value thereof, without regard to any accrued dividends); PROVIDED THAT after any such redemption under this paragraph 3C, at least $110 million of the Shares of Class M Preferred Stock must remain outstanding (determined based on the Liquidation Value thereof, without regard to any accrued dividends).

                  (ii) For any redemption under this paragraph 3C, the redemption price paid by the Corporation for the repurchased Shares shall be the sum of (x) 102% of the Liquidation Value thereof plus (y) accrued and unpaid dividends thereon; PROVIDED THAT, solely for purposes of this subparagraph 3C(ii), dividends shall be deemed to have accrued from the date of issuance of such shares at an annual rate of 600 basis points over the three-month LIBOR (determined as of the date of issuance of such Shares).

                  3D.      CHANGE OF CONTROL PUT REDEMPTIONS.

                  (i) Upon the occurrence of a Change of Control, the Corporation shall be required to make an offer to each holder of shares of Class M Preferred Stock to redeem all or any part of such holder's shares of Class M Preferred Stock at a cash purchase price equal to the greater of (a) 101% of the Liquidation Value thereof, plus accrued and unpaid dividends thereon or (b) the Fair Market Value of the total consideration that the holder of Class M Preferred Stock to be redeemed would have received in connection with such Change of Control had such holder converted its Class M Preferred Stock to be redeemed into Class A Common Stock immediately prior to such Change of Control (the "CHANGE OF CONTROL PAYMENT").

                  (ii) Within 30 days following any Change of Control, the Corporation shall mail a notice to such holder stating: (A) that the offer to redeem is being made pursuant to this Certificate of Designation and that, to the extent lawful, all shares of Class M Preferred Stock tendered will be accepted for payment; (B) the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 40 days from the date such notice is mailed (the "CHANGE OF CONTROL PAYMENT DATE"); (C) that any shares of Class M Preferred Stock not tendered will continue to accrue dividends in accordance with the terms of this Certificate of Designation; (D) that, unless the Corporation defaults in the payment of the Change of Control Payment, all shares of Class M Preferred Stock accepted for payment pursuant to the offer to redeem shall cease to accrue dividends on and after the Change of Control Payment Date and all rights of the holders of such Class M Preferred Stock shall terminate on and after the Change of Control Payment Date; and (E) a description of the procedures to be followed by such holder in order to have its shares of Class M Preferred Stock repurchased.

                  (iii) On the Change of Control Payment Date, (A) the Corporation shall (1) accept for payment shares of Class M Preferred Stock tendered pursuant to the offer to redeem and (2) promptly mail to each holder of shares Class M Preferred Stock so accepted payment in an amount equal to the Change of Control Payment for such shares and (B) unless the Corporation defaults in the payment for the shares of Class M Preferred Stock tendered pursuant to the Offer to Purchase, dividends shall cease to accrue with respect to the shares of Class M Preferred Stock tendered and all rights of holders of such tendered shares shall terminate, except for the right to receive payment therefor, on the Change of Control Payment Date. The Corporation shall publicly announce the results of the offer to redeem on or as soon as practicable after the Change of Control Payment Date.

                  (iv) The Corporation shall comply with Rule 14e-1 under the Securities Exchange Act of 1934, as amended, and any securities laws and regulations to the extent such laws and regulations are applicable to the repurchase of shares of the Class M Preferred Stock in connection with a Change of Control.

                  3E. REDEMPTION PAYMENTS. For each Share which is to be redeemed hereunder, the Corporation shall be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation's principal office of the certificate representing such Share) an amount in cash equal to the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon) (or, in the case of a redemption pursuant to paragraph 3C or 3D, the redemption price specified in such paragraph); PROVIDED THAT, in the case of a scheduled redemption pursuant to paragraph 3A above, the Corporation may, at its option, pay the redemption price for such redemption in cash or in shares of Class A Common Stock (valued at the Market Price for such Class A Common Stock). If the funds of the Corporation legally available for redemption of Shares on any Redemption Date are insufficient to redeem the total number of Shares to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of


                                     - 34 -
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Shares pro rata among the holders of the Shares to be redeemed based upon the aggregate Liquidation Value of such Shares held by each such holder (plus all accrued and unpaid dividends thereon). At any time thereafter when additional funds of the Corporation are legally available for the redemption of Shares, such funds shall immediately be used to redeem the balance of the Shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

                  3F. NOTICE OF REDEMPTION. Except as otherwise provided herein, the Corporation shall mail written notice of each redemption of any Class M Preferred Stock to each record holder thereof not more than 60 nor less than 30 days prior to the date on which such redemption is to be made. Upon mailing any notice of redemption which relates to a redemption at the Corporation's option, the Corporation shall become obligated to redeem the total number of Shares specified in such notice at the time of redemption specified therein. In case fewer than the total number of Shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed Shares shall be issued to the holder thereof without cost to such holder as soon as practicable after surrender of the certificate representing the redeemed Shares.

                  3G. DETERMINATION OF THE NUMBER OF EACH HOLDER'S SHARES TO BE REDEEMED. Except as otherwise provided herein, the number of Shares of Class M Preferred Stock to be redeemed from each holder thereof in redemptions by the Corporation under this Section 3 shall be the number of Shares determined by multiplying the total number of Shares of Class M Preferred Stock to be redeemed times a fraction, the numerator of which shall be the total number of Shares then held by such holder and the denominator of which shall be the total number of Shares then outstanding.

                  3H. DIVIDENDS AFTER REDEMPTION. No Share shall be entitled to any dividends accruing after the date on which the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon) (or, in the case of a redemption pursuant to paragraph 3C or 3D, the redemption price specified in such paragraph) is paid to the holder of such Share. On such date, all rights of the holder of such Share shall cease, and such Share shall no longer be deemed to be issued and outstanding.

                  3I. REDEEMED OR OTHERWISE ACQUIRED SHARES. Any Shares which are redeemed or otherwise acquired by the Corporation shall be canceled and retired to authorized but unissued shares and shall not be reissued, sold or transferred.

                  3J. OTHER REDEMPTIONS OR ACQUISITIONS. The Corporation shall not, nor shall it permit any Subsidiary to, redeem or otherwise acquire any Shares of Class M Preferred Stock, except as expressly authorized herein or pursuant to a purchase offer made pro rata to all holders of Class M Preferred Stock on the basis of the number of Shares owned by each such holder.

                  Section 4.  VOTING RIGHTS.

                  4A. ELECTION OF DIRECTORS. In the election of directors of the Corporation, the holders of the Class M Preferred Stock, voting separately as a class to the exclusion of all other classes of the Corporation's capital stock and with each Share of Class M Preferred Stock entitled to one vote, shall be entitled at an annual or special meeting of the shareholders to elect up to two directors to serve as members of the Corporation's Board of Directors, each until his successor is duly elected by the holders of the Class M Preferred Stock, subject to prior death, resignation, retirement, disqualification, or removal or termination of term of office in accordance with the terms of the Purchase Agreement. The directors so elected shall be in addition to the directors elected by the holders of the Common Stock of the Corporation, and shall increase the maximum number of directors otherwise permitted pursuant to the Corporation's bylaws. Any directors so elected shall not be divided into classes. Said right of election, term of office, filling vacancies and other features of such directorships shall be governed by and are subject to the applicable terms and conditions set forth in the Purchase Agreement, which contains, inter alia, provisions which constitute a voting agreement among the holders of the Class M Preferred Stock. The provisions of paragraph 3C of the Purchase Agreement are hereby incorporated into this Certificate of Designation by this reference as though fully set forth herein. The Corporation shall retain a copy of the Purchase Agreement at its principal executive office.

                  4B. OTHER VOTING RIGHTS. The holders of the Class M Preferred Stock shall be entitled to notice of all shareholders' meetings in accordance with the Corporation's bylaws, and, except as otherwise required by applicable law, the holders of the Class M Preferred Stock shall be entitled to vote on all matters submitted to the shareholders for a vote together with the holders of the Class A Common Stock voting together as a single class with each share of Class A Common Stock entitled to one vote per share and each Share of Class M Preferred Stock entitled to one vote


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for each share of Class A Common Stock issuable upon conversion of the Class M
Preferred Stock as of the record date for such vote or, if no record date is specified, as of the date of such vote.

                  Section 5.  CONVERSION.

                  5A. CONVERSION PROCEDURE.

                  (i) At any time and from time to time, any holder of Class M Preferred Stock may convert all or any portion of the Class M Preferred Stock (including any fraction of a Share) held by such holder into a number of shares of Conversion Stock computed by multiplying the number of Shares to be converted by $1,000.00 and dividing the result by the Conversion Price then in effect.

                  (ii) Except as otherwise provided herein, each conversion of Class M Preferred Stock shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Class M Preferred Stock to be converted have been surrendered for conversion at the principal office of the Corporation. At the time any such conversion has been effected, the rights of the holder of the Shares converted as a holder of Class M Preferred Stock shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.

                  (iii) The conversion rights of any Share subject to redemption hereunder shall terminate on the Redemption Date for such Share unless the Corporation has failed to pay to the holder thereof the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon) (or, in the case of a redemption pursuant to paragraph 3C or 3D, the redemption price specified in such paragraph).

                  (iv) Notwithstanding any other provision hereof, if a conversion of Class M Preferred Stock is to be made in connection with a Public Offering, a Change of Control or other transaction affecting the Corporation, the conversion of any Shares of Class M Preferred Stock may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until such transaction has been consummated.

                  (v) As soon as practicable after a conversion has been effected, the Corporation shall deliver to the converting holder:

                           (A) a certificate or certificates representing the number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;

                           (B) payment in an amount equal to the amount payable under subparagraph (ix) below with respect to such conversion; and

                           (C) a certificate representing any Shares of Class M Preferred Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

                  (vi) The issuance of certificates for shares of Conversion Stock upon conversion of Class M Preferred Stock shall be made without charge to the holders of such Class M Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock; PROVIDED, HOWEVER, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the holder of the Class M Preferred Stock to be converted and that no such issue or delivery shall be made unless and until the Person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid. Upon conversion of each Share of Class M Preferred Stock, the Corporation shall take all such actions as are necessary in order to insure that the Conversion Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

                  (vii) The Corporation shall not close its books against the transfer of Class M Preferred Stock or of Conversion Stock issued or issuable upon conversion of Class M Preferred Stock in any manner which interferes with the timely conversion of Class M Preferred Stock. The Corporation shall assist and cooperate with any holder of Shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Shares


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hereunder (including, without limitation, making any filings required to be made by the Corporation); PROVIDED, HOWEVER, that any such holder of Shares requesting such assistance or cooperation shall bear all expenses, including reasonable attorney fees, incurred by the Corporation if such filings or approvals are not required to be made by the Corporation.

                  (viii) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Conversion Stock, solely for the purpose of issuance upon the conversion of the Class M Preferred Stock, the number of shares of Conversion Stock issuable upon the conversion of all outstanding Class M Preferred Stock. All shares of Conversion Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Conversion Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Conversion Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Class M Preferred Stock.

                  (ix) If any fractional interest in a share of Conversion Stock would, except for the provisions of this subparagraph, be delivered upon any conversion of the Class M Preferred Stock, the Corporation, in lieu of delivering the fractional share therefor, shall pay an amount to the holder thereof equal to the Market Price of such fractional interest as of the date of conversion.

                  5B. CONVERSION PRICE.

                  (i) The initial Conversion Price shall be $53.00. In order to prevent dilution of the conversion rights granted under this Section 5, the Conversion Price shall be subject to adjustment from time to time pursuant to this paragraph 5B.

                  (ii) If and whenever the Corporation issues or sells, or in accordance with paragraph 5C is deemed to have issued or sold, any shares of its Common Stock for a consideration per share less than the Market Price of the Common Stock determined as of the date of such issue or sale, then immediately upon such issue or sale or deemed issue or sale the Conversion Price shall be reduced to the Conversion Price determined by multiplying the Conversion Price in effect immediately prior to such issue or sale by a fraction, the numerator of which shall be the sum of (1) the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale multiplied by the Market Price of the Common Stock determined as of the date of such issuance or sale, plus (2) the consideration, if any, received by the Corporation upon such issue or sale, and the denominator of which shall be the product derived by multiplying the Market Price of the Common Stock by the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale.

                  (iii) Notwithstanding the foregoing, there shall be no adjustment to the Conversion Price hereunder with respect to issuances of Common Stock (or of securities exchangeable or exercisable for or convertible into Common Stock) (A) to officers, directors, employees, or consultants of the Corporation and its Subsidiaries pursuant to compensation arrangements approved by the Corporation's board of directors, (B) to suppliers, lessors, or lenders of the Corporation and its Subsidiaries issued in the ordinary course of business in connection with (as applicable) their supply arrangements or lease arrangements with, or loans to, the Corporation or any of its Subsidiaries, or
(C) upon the conversion of any Convertible Securities (including the Class M Preferred Stock and Class T Preferred Stock).

                  5C. EFFECT ON CONVERSION PRICE OF CERTAIN EVENTS. For purposes of determining the adjusted Conversion Price under paragraph 5B, the following shall be applicable:

                  (i) ISSUANCE OF RIGHTS OR OPTIONS. If the Corporation in any manner grants or sells any Options and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than the Market Price of the Common Stock determined as of such time, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Options for such price per share. For purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options,


                                     - 37 -
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plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                  (ii) ISSUANCE OF CONVERTIBLE SECURITIES. If the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than the Market Price of the Common Stock determined as of such time, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Section 5, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

                  (iii) CHANGE IN OPTION PRICE OR CONVERSION RATE. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be immediately adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; PROVIDED THAT if such adjustment would result in an increase of the Conversion Price then in effect, such adjustment shall not be effective until 30 days after written notice thereof has been given by the Corporation to all holders of the Class M Preferred Stock. For purposes of paragraph 5C, if the terms of any Option or Convertible Security which was outstanding as of the date of issuance of the Class M Preferred Stock are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change; PROVIDED THAT no such change shall at any time cause the Conversion Price hereunder to be increased.

                  (iv) TREATMENT OF EXPIRED OPTIONS AND UNEXERCISED CONVERTIBLE SECURITIES. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price then in effect hereunder shall be adjusted immediately to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued; PROVIDED THAT if such expiration or termination would result in an increase in the Conversion Price then in effect, such increase shall not be effective until 30 days after written notice thereof has been given to all holders of the Class M Preferred Stock. For purposes of paragraph 5C, the expiration or termination of any Option or Convertible Security which was outstanding as of the date of issuance of the Class M Preferred Stock shall not cause the conversion Price hereunder to be adjusted unless, and only to the extent that, a change in the terms of such Option or Convertible Security caused it to be deemed to have been issued after the date of issuance of the Class M Preferred Stock.

                  (v) CALCULATION OF CONSIDERATION RECEIVED. If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor (net of discounts, commissions and related expenses). If any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation shall be the Market Price thereof as of the date of receipt. If any Common Stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Option or Convertible Security, as the case may be. The fair value of any consideration other than cash and securities shall be determined in the reasonable good faith judgment of the board of directors of the Corporation.

                  (vi) INTEGRATED TRANSACTIONS. In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued for a consideration of $.01.

                  (vii) TREASURY SHARES. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

                  (viii) RECORD DATE. If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (b) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                  5D. SUBDIVISION OR COMBINATION OF COMMON STOCK. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

                  5E. REORGANIZATION, RECLASSIFICATION, CONSOLIDATION, MERGER OR SALE. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation's assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, is referred to herein as an "Organic Change." Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Class M Preferred Stock then outstanding) to insure that each of the holders of Class M Preferred Stock shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Class M Preferred Stock, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Class M Preferred Stock immediately prior to such Organic Change. In each such case, the Corporation shall also make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Class M Preferred Stock then outstanding) to insure that the provisions of this Section 5 and Section 6 hereof shall thereafter be applicable to the Class M Preferred Stock (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Corporation, an immediate adjustment of the Conversion Price, and a corresponding immediate adjustment in the number of shares of Conversion Stock acquirable and receivable upon conversion of Class M Preferred Stock, if the value so reflected is less than the Market Price of the Common Stock determined as of the date of such consolidation, merger or sale). The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance satisfactory to the holders of a majority of the Class M Preferred Stock then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

                  5F. CERTAIN EVENTS. If any event occurs of the type contemplated by the provisions of this Section 5 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Corporation's Board of Directors shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Class M Preferred Stock; PROVIDED THAT no such adjustment shall increase the Conversion Price as otherwise determined pursuant to this Section 5 or decrease the number of shares of Conversion Stock issuable upon conversion of each Share of Class M Preferred Stock.

                  5G.      NOTICES.

                  (i) Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Class M Preferred Stock, setting forth in reasonable detail and certifying the calculation of such adjustment.

                  (ii) The Corporation shall give written notice to all holders of Class M Preferred Stock as specified in Section 2 for any liquidation and in paragraph 3D or paragraph 3F for any redemption.

                  5H. NO AVOIDANCE. If the Corporation shall enter into any transaction for the purpose of avoiding the application of the provisions of this Section 5, the benefits of such provisions shall nevertheless apply and be preserved.

                  Section 6. EVENTS OF NONCOMPLIANCE.

                  6A. DEFINITION. An Event of Noncompliance shall have occurred if:

                  (i) the Corporation fails to make any redemption payment with respect to the Class M Preferred Stock which it is required to make hereunder, whether or not such payment is legally permissible or is prohibited by any agreement to which the Corporation is subject;

                  (ii) the Corporation materially breaches or otherwise fails to perform or observe any other covenant or agreement set forth herein or in the Purchase Agreement, and such breach or failure continues for a period of 30 days; or

                  (iii) the Corporation or any Subsidiary makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Corporation or any Subsidiary bankrupt or insolvent; or any order for relief with respect to the Corporation or any Subsidiary is entered under the Federal Bankruptcy Code; or the Corporation or any Subsidiary petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Corporation or any Subsidiary or of any substantial part of the assets of the Corporation or any Subsidiary, or commences any proceeding (other than a proceeding for the voluntary liquidation and dissolution of a Subsidiary) relating to the Corporation or any Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Corporation or any Subsidiary and either (a) the Corporation or any such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein or (b) such petition, application or proceeding is not dismissed within 60 days.

                  6B.      CONSEQUENCES OF EVENTS OF NONCOMPLIANCE.

                  (i) If an Event of Noncompliance (other than an Event of Noncompliance of the type described in subparagraphs 6A(ii) or 6A(iii)) has occurred and is continuing, the holder or holders of a majority of the Class M Preferred Stock then outstanding may demand (by written notice delivered to the Corporation) immediate redemption of all or any portion of the Class M Preferred Stock owned by such holder or holders at a price per Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon). The Corporation shall give prompt written notice of such election to the other holders of Class M Preferred Stock (but in any event within five days after receipt of the initial demand for redemption, and each such other holder may demand immediate redemption of all or any portion of such holder's Class M Preferred Stock by giving written notice thereof to the Corporation within seven days after receipt of the Corporation's notice. The Corporation shall redeem all Class M Preferred Stock as to which rights under this paragraph have been exercised within 15 days after receipt of the initial demand for redemption.

                  (ii) If an Event of Noncompliance (other than an Event of Noncompliance of the type described in subparagraphs 6A(i) or 6A(ii)) has occurred, all of the Class M Preferred Stock then outstanding shall be subject to immediate redemption by the Corporation (without any action on the part of the holders of the Class M Preferred Stock) at a price per Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon). The Corporation shall immediately redeem all Class M Preferred Stock upon the occurrence of such Event of Noncompliance.

                  (iii) If any Event of Noncompliance exists, each holder of Class M Preferred Stock shall also have any other rights which such holder is entitled to under any contract or agreement at any time and any other rights which such holder may have pursuant to applicable law.

                  Section 7. EXCHANGE OF SHARES.

                  (i) The Corporation, at its option, may at any time exchange all or any portion of the Shares (including any fraction of a Share) of the Class M Preferred Stock (the "EXCHANGE OPTION") for junior subordinated debentures (the "EXCHANGE DEBENTURES"); PROVIDED THAT before exercising the Exchange Option the Corporation will deliver to each holder of Class M Preferred Stock an opinion of legal counsel reasonably satisfactory to the holders of a majority of the Class M Preferred Stock that the exercise of the Exchange Option, in and of itself, will not trigger the recognition of any material income (including, without limitation, dividend income or original issue discount to be included in income in subsequent periods) by such holder for any U.S. federal or state income tax purpose. The Exchange Debentures shall mature on April 3, 2012, and shall have other terms, including but not limited to coupons or discounts equivalent to the dividends on the Class M Preferred Stock, put rights, redemption rights and options and convertibility into Class A Common Stock with anti-dilution protections, substantively equivalent to the terms herein, in the Purchase Agreement, the Registration Agreement and in the other agreements entered into by and among the Corporation and the holders of Class M Preferred Stock with respect to it. If at any time the Corporation exchanges less than all of the Shares outstanding, then such exchange shall be made ratably among the holders thereof based upon the aggregate Liquidation Value plus all accrued and unpaid dividends thereon of the Shares of each such holder and the aggregate Liquidation Value plus all accrued and unpaid dividends thereon of all Shares then issued and outstanding.

                  (ii) The Corporation shall mail written notice of its proposed exercise of an Exchange Option to each holder of Class M Preferred Stock no more than 60 nor less than 30 days prior to the date on which such Exchange Option is to be made.

                  (iii) Upon exercise of the Exchange Option, each holder of outstanding Shares shall receive Exchange Debentures in an aggregate principal amount equal to the Liquidation Value of all Shares held by such holder to be exchanged by the Corporation (together with all accrued and unpaid dividends thereon) as of the date such exchange is effective. The Exchange Debentures shall be duly executed and authenticated as of the date on which such exchange is effective.

                  Section 8. REGISTRATION OF TRANSFER.

                  The Corporation shall keep at its principal office a register for the registration of Class M Preferred Stock. Upon the surrender of any certificate representing Class M Preferred Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Class M Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such Class M Preferred Stock represented by the surrendered certificate.

                  Section 9.  REPLACEMENT.

                  Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Shares of Class M Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (PROVIDED THAT if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Class M Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

                  Section 10.  DEFINITIONS.

                  "ACQUISITION" means the acquisition of substantially all of the cellular telephone operations of various subsidiaries of Triton Cellular Partners, L.P. pursuant to the Acquisition Agreement.

                  "ACQUISITION AGREEMENT" means that certain Asset Purchase Agreement, dated as of November 6, 1999, among the Corporation, Triton Cellular Partners, L.P., Triton Communications, L.L.C., Triton Cellular Alabama License Company, L.L.C. and certain of their affiliates.

                  "CHANGE OF CONTROL" means (a) any transaction or event (including, without limitation, any sale, transfer or issuance or series of sales, transfers and/or issuances of Common Stock by the Corporation or any holders thereof) which results in any Person or group of Persons (as the term "group" is used under the Securities Exchange Act of 1934), other than the holders of Common Stock and Class M Preferred Stock as of the date of the Purchase Agreement, acquiring "beneficial ownership" (as that term is used under the Securities Exchange Act of 1934) of more than 50% of the Common Stock outstanding at the time of such transaction or event, or of capital stock of the Corporation possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation's board of directors, or (b) (i) any sale or transfer of all or substantially all of the assets of the Corporation and its Subsidiaries on a consolidated basis (measured either by book value in accordance with generally accepted accounting principles consistently applied or by fair market value determined in the reasonable good faith judgment of the Corporation's board of directors) in any transaction or series of transactions (other than sales in the ordinary course of business) and (ii) any merger or consolidation to which the Corporation is a party, except for a merger in which the Corporation is the surviving corporation, the terms of the Class M Preferred Stock are not changed and the Class M Preferred Stock is not exchanged for cash, securities or other property, and after giving effect to such merger no Person or group of Persons (as the term "group" is used under the Securities Exchange Act of 1934), other than the holders of Common Stock and Class M Preferred Stock as of the date of the Purchase Agreement, has "beneficial ownership" (as that term is used under the Securities Exchange Act of 1934) of more than 50% of the outstanding Common Stock or of capital stock of the Corporation possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation's board of directors.

                  "CLASS T PREFERRED STOCK" means up to $15 million aggregate liquidation value of the Corporation's Class T Convertible Preferred Stock, par value $.01 per share, issued to Telephone & Data Systems, Inc. pursuant to the Class T Preferred Stock Agreement in connection with the Acquisition.

                  "CLASS T PREFERRED STOCK AGREEMENT" means that certain Recapitalization Agreement, dated as of October 31, 1999, by and between the Corporation and Telephone & Data Systems, Inc., as amended on December 6, 1999, as such agreement may be further amended or otherwise modified from time to time, the other agreements and instruments entered into by the parties thereto in connection therewith, and the certificate of designation filed with the Secretary of State of Minnesota setting forth the rights and preferences of the Class T Preferred Stock, all as originally executed and delivered and, except as otherwise provided herein, as such agreements or instruments may be amended or modified from time to time in accordance with their respective terms.

                  "COMMON STOCK" means, collectively, the Corporation's Class A Common Stock, par value $.01 per share, the Corporation's Class B Common Stock, par value $.01 per share, and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding-up of the Corporation.

                  "COMMON STOCK DEEMED OUTSTANDING" means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to subparagraphs 5C(i) and 5C(ii) hereof whether or not the Options or Convertible Securities are actually exercisable at such time.

                  "CONVERSION STOCK" means shares of the Corporation's Class A Common Stock, par value $0.01 per share; PROVIDED THAT if there is a change such that the securities issuable upon conversion of the Class M Preferred Stock are issued by an entity other than the Corporation or there is a change in the type or class of securities so issuable, then the term "Conversion Stock" shall mean one share of the security issuable upon conversion of the Class M Preferred Stock if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

                  "CONVERTIBLE SECURITIES" means any stock or securities directly or indirectly convertible into or exchangeable for Common Stock.

                  "FAIR MARKET VALUE" means (a) with respect to cash, the amount thereof, (b) with respect to securities, their Market Price and (c) with respect to any consideration other than cash or securities, its fair value as determined by the reasonable good faith judgment of the board of directors of the Corporation.

                  "JUNIOR EXCHANGEABLE PREFERRED STOCK" means up to $140 million aggregate liquidation value of the Corporation's 12 1/4% Junior Exchangeable Preferred Stock, par value $.01 per share.

                  "JUNIOR EXCHANGEABLE PREFERRED STOCK AGREEMENT" means that certain Underwriting Agreement, dated as of February 8, 2000, by and among the Corporation, TD Securities (USA) Inc., First Union Securities, Inc. and The Robinson-Humphrey Company, as Qualified Independent Underwriter, the other agreements and instruments entered into by the parties thereto in connection therewith, and the certificate of designation filed with the Secretary of State of Minnesota setting forth the rights and preferences of the Junior Exchangeable Preferred Stock, all as originally executed and delivered and, except as otherwise provided herein, as such agreements or instruments may be amended or modified from time to time in accordance with their respective terms.

                  "JUNIOR SECURITIES" means any capital stock or other equity securities of the Corporation, except for the Class M Preferred Stock and the Senior Preferred Securities.

                  "LIBOR" means the average (rounded upward to the nearest one-hundredth (1/100th) of one percent (1%)) of the interest rates per annum at which deposits in United States Dollars for a three-month period are offered to The Toronto-Dominion Bank, in the London interbank borrowing market at approximately 11:00 a.m. (London, England time), for the three-month period following the Issue Date, in an amount approximately equal to the Issue Price of the shares to be redeemed.

                  "LIQUIDATION VALUE" of any Share as of any particular date shall be equal to $1,000.

                  "MARKET PRICE" of any security means the average, over a period of 15 days consisting of the day as of which "Market Price" is being determined and the 14 consecutive trading days prior to such day, of the closing prices of such security's sales on the principal securities exchange on which such security may at the time be listed, or, if there has been no sales on such exchange on any day, the average of the highest bid and lowest asked prices on such exchange at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the Nasdaq National Market System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the Nasdaq National Market System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization. If at any time such security is not listed on any securities exchange or quoted in the Nasdaq National Market System or the over-the-counter market, the "Market Price" shall be the fair value thereof as determined by the reasonable good faith judgment of the board of directors of the Corporation.

                  "OPTIONS" means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

                  "PERSON" means an individual, a partnership, a corporation, a limited liability company, a limited liability, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

                  "PUBLIC OFFERING" means any offering by the Corporation of its capital stock or equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force.

                  "PURCHASE AGREEMENT" means the Preferred Stock Purchase Agreement, dated as of April 3, 2000, by and among the Corporation and certain purchasers, as such agreement may from time to time be amended in accordance with its terms.

                  "REDEMPTION DATE" as to any Share means the date specified in the notice of any redemption at the Corporation's option or at the holder's option or the applicable date specified herein in the case of any other redemption; PROVIDED THAT no such date shall be a Redemption Date unless the Liquidation Value of such Share is actually paid in full on such date, and if not so paid in full, the Redemption Date shall be the date on which such amount is fully paid.

                  "REGISTRATION AGREEMENT" means the Registration Agreement, dated as of April 3, 2000, by and among the Corporation and certain investors, as such agreement may be amended from time to time in accordance with its terms.

                  "SENIOR EXCHANGEABLE PREFERRED STOCK" means up to $150 million aggregate liquidation value of the Corporation's 11 3/8% Senior Exchangeable Preferred Stock, par value $.01 per share.

                  "SENIOR EXCHANGEABLE PREFERRED STOCK AGREEMENT" means that certain Purchase Agreement, dated as of May 7, 1998, by and among the Corporation, TD Securities (USA) Inc., NationsBanc Montgomery Securities LLC and BancBoston Securities Inc., the other agreements and instruments entered into by the parties thereto in connection therewith, that certain Underwriting

Agreement, dated as of February 8, 2000, by and among the Corporation, TD Securities (USA) Inc., First Union Securities, Inc. and The Robinson-Humphrey Company, as Qualified Independent Underwriter, the other agreements and instruments entered into by the parties thereto in connection therewith, and the certificate of designation filed with the Secretary of State of Minnesota setting forth the rights and preferences of the Senior Exchangeable Preferred Stock, all as originally executed and delivered and, except as otherwise provided herein, as such agreements or instruments may be amended or modified from time to time in accordance with their respective terms.

                  "SENIOR PREFERRED SECURITIES" means, collectively, the Senior Exchangeable Preferred Stock, the Junior Exchangeable Preferred Stock, and the Class T Preferred Stock.

                  "SENIOR PREFERRED SECURITIES AGREEMENTS" means, collectively, the Senior Exchangeable Preferred Stock Agreement, the Junior Exchangeable Preferred Stock Agreement, and the Class T Preferred Stock Agreement.

                  "SUBSIDIARY" means, as applied to any Person, (i) any corporation of which more than fifty percent (50%) of the outstanding stock (other than directors' qualifying shares) having ordinary voting power to elect a majority of its board of directors, regardless of the existence at the time of a right of the holders of any class or classes of securities of such corporation to exercise such voting power by reason of the happening of any contingency, or any partnership or limited liability company of which more than fifty percent (50%) of the outstanding partnership or membership interests, is at the time owned directly or indirectly by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, or
(ii) any other entity which is directly or indirectly controlled or capable of being controlled by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person. For purposes of this Certificate of Designation, if the context does not otherwise specify in respect of which Person the term "Subsidiary" is used, the term "Subsidiary" shall refer to a Subsidiary of the Corporation. Notwithstanding the foregoing, Subsidiary shall not include Wireless Alliance, L.L.C., a Minnesota limited liability company.

                  Section 11.  AMENDMENT AND WAIVER.

                  No amendment, modification or waiver shall be binding or effective with respect to any provision of Sections 1 to 13 hereof without the prior written consent of the holders of a majority of the Class M Preferred Stock outstanding at the time such action is taken; PROVIDED THAT if any such amendment, modification or waiver would adversely affect any holder of Class M Preferred Stock relative to the holders of Class M Preferred Stock voting in favor of such amendment, modification, or waiver, such amendment, modification or waiver shall also require the written consent of the holders of a majority of the outstanding Class M Preferred Stock held by all holders so adversely affected; PROVIDED FURTHER THAT if any such amendment, modification or waiver is to a provision in this Certificate of Designation that requires a specific vote to take an action thereunder or to take an action with respect to the matters described therein, such amendment, modification or waiver shall not be effective unless such vote is obtained with respect to such amendment, modification or waiver; and PROVIDED FURTHER THAT no change in the terms hereof may be accomplished by merger or consolidation of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders of the applicable percentage of the Class M Preferred Stock then outstanding. No other course of dealing between the Corporation and the holder of any Class M Preferred Stock or any delay in exercising any rights hereunder shall operate as a waiver of any rights of any such holders. For purposes of this Certificate of Designation, Class M Preferred Stock held by the Corporation or any Subsidiaries shall not be deemed to be outstanding.

                  Section 12.  NOTICES.

                  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Certificate of Designation shall be in writing and shall be deemed to have been given when delivered personally to the recipient, telecopied to the recipient (with hard copy sent by overnight courier in the manner provided hereunder) if sent prior to 4:00 p.m. New York time on a business day (and otherwise, on the immediately succeeding business day), one business day after being sent to the recipient by reputable overnight courier service (charges prepaid) or three business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

                  Section 13.  EFFECTIVE DATE.

         The effective date of this Certificate of Designation shall be April 3, 2000.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed by the Sr. V.P. & CEO of the Corporation this 30th day of March, 2000.

                                          RURAL CELLULAR CORPORATION



                                          By:           /s/
                                              ---------------------------------

                                          Name:   Wesley E. Schultz
                                              ---------------------------------

                                          Title:  Sr. V.P. & CFO
                                              ---------------------------------